Exhibit 99
FOR IMMEDIATE RELEASE Contacts: Ewen Cameron, President & CEO ecameron@teltronics.com 941.753.5000
IDEAS THAT COMMUNICATE 941-753-5000 941-751-7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces Second Quarter Results

SARASOTA, Florida, August 15, 2007 – Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months and six months ended June 30, 2007.

Sales for the three months ended June 30, 2007 were $8.1 million as compared to $11.5 million reported for the same period in 2006.  Sales for the six months ended June 30, 2007 were $17.7 million, as compared to $21.8 million, reported for the same period in 2006.  Gross profit margin for the three months ended June 30, 2007 was 36.8%, as compared to 43.1% for the same period in 2006.  Gross profit margin for the six months ended June 30, 2007 was 36.7%, as compared to 40.7% for the same period in 2006.

Operating expenses for the three months ended June 30, 2007 were $3.7 million, as compared to $3.9 million for the same period in 2006.  Operating expenses for the six months ended June 30, 2007 were $7.8 million, as compared to $8.1 million for the same period in 2006.  The net loss for the three months ended June 30, 2007 was $1.5 million as compared to net income of $755,000 for the same period in 2006.  The net loss for the six months ended June 30, 2007 was $2.6 million, as compared to a net income of $195,000 for the same period in 2006.  The net loss available to common shareholders for the three months ended June 30, 2007 was $1.8 million, or $(0.21) per diluted share, as compared to net income of $592,000, or $0.05 per diluted share, for the same period in 2006.  The net loss available to common shareholders for the six months ended June 30, 2007 was $3.0 million or $(0.35) per diluted share, as compared to a net loss of $131,000, or $(0.02) per diluted share, for the same period in 2006.
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“We continued to have a short fall in revenues in the second quarter due to timing issues and a slow down in our New York cabling business,” said Ewen Cameron, Teltronics’ President and CEO.  “This was compounded by the $570,000 of fees involved in terminating the CapitalSource financing arrangement.”

About Teltronics:

Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics’ Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support – to help their clients satisfy customer interactions.  Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import.  Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- See Tables Below -–

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except shares and per share amounts

ASSETS

	June 30,	December 31,
	2007	2006
	(Unaudited)

Current assets
Cash and cash equivalents	$462	$794
Accounts receivable, net of allowance for doubtful accounts	7,180	8,512
Inventories, net	5,419	5,227
Other current assets	473	543
Total current assets	13,534	15,076

Property and equipment, net	796	809
Other assets	864	807

Total assets	$15,194	$16,692

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Line of credit	$2,535	$5,394
Current portion of long-term debt and capital lease obligations	1,477	834
Accounts payable	4,870	4,040
Deferred dividends on Preferred Series C stock	1,800	---
Other current liabilities	3,923	4,010
Total current liabilities	14,605	14,278
Long-term liabilities:
Deferred dividends on Preferred Series C stock	---	1,500
Long-term debt and capital lease obligations, net of current portion	5,026	2,366
Total long-term liabilities	5,026	3,866

Shareholders' deficiency:
Capital stock	9	9
Additional paid-in capital	24,715	24,707
Accumulated deficit and other comprehensive loss	(29,161)	(26,168)

Total shareholders' deficiency	(4,437)	(1,452)

Total liabilities and shareholders' deficiency	$15,194	$16,692

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales
Product sales and installation	$5,096	$8,015	$11,753	$14,925
Maintenance and service	2,992	3,482	5,910	6,863
	8,088	11,497	17,663	21,788
Cost of goods sold	5,115	6,539	11,186	12,922
Gross profit	2,973	4,958	6,477	8,866
Operating expenses:
General and administrative	1,072	960	2,462	2,240
Sales and marketing	1,459	1,823	2,999	3,499
Research and development	1,106	1,062	2,246	2,145
Depreciation	62	69	126	188
	3,699	3,914	7,833	8,072

Income (loss) from operations	(726)	1,044	(1,356)	794

Other income (expense):
Financing fees	(541)	(29)	(571)	(59)
Interest	(268)	(267)	(589)	(555)
Other	4	10	(43)	35
	(805)	(286)	(1,203)	(579)
Income (loss) before income taxes	(1,531)	758	(2,559)	215
Income taxes	6	3	12	20
Net income (loss)	(1,537)	755	(2,571)	195
Dividends on Preferred Series B and C Convertible stock	263	163	426	326
Net income (loss) available to Common shareholders	$(1,800)	$592	$(2,997)	$(131)

Net income (loss) per share:
Basic	$(0.21)	$0.07	$(0.35)	$(0.02)
Diluted	$(0.21)	$0.05	$(0.35)	$(0.02)

Weighted average shares outstanding:
Basic	8,647,539	8,636,539	8,645,859	8,636,539
Diluted	8,647,539	11,547,058	8,645,859	8,636,539